Exhibit 10.1

January 7, 2023

Ian Clements, Ph.D.

Re:	Transition, Separation and Consulting Agreement

Dear Ian:

This letter sets forth the substance of the transition, separation and consulting agreement (the “Agreement”) that Mirum Pharmaceuticals, Inc. (the “Company”) is offering to you.

1. Separation. Your last day of work with the Company and your employment termination date will be May 15, 2023 (the “Separation Date”), unless your employment terminates sooner pursuant to Section 3(c) below. The Separation Date may be extended upon mutual agreement between the Company and you. If termination occurs earlier or later than May 15, 2023, the actual date of termination shall become the Separation Date for purposes of this Agreement. As of the Separation Date, you hereby resign as Chief Financial Officer and from any other officer or director roles you may hold with the Company and its subsidiaries.

2. Accrued Salary and Paid Time Off. On or promptly following the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.

3. Transition Period.

a. Duties. Between now and the Separation Date (the “Transition Period”), you will remain in your current role and will continue to perform your regular duties, including signing and certifying as to the Company’s 2022 Annual Report on Form 10-K as the principal financial and accounting officer of the Company. During the Transition Period, you also agree to transition your duties and responsibilities and perform other transition related tasks as requested by the Company. During the Transition Period, you will be allowed a reasonable amount of time to pursue outside professional opportunities and to conduct job search efforts, subject to your satisfying all reasonable Company work deadlines and performing all transition and other tasks as requested of you by the Company. You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Inventions Assignment Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.

b. Compensation/Benefits. During the Transition Period, your base salary of $442,000 per year will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. During the Transition Period, you will remain eligible to receive your annual cash incentive bonus payment for 2022, with a target bonus percentage of 40%, as determined by the Company’s Board of Directors and/or its Compensation Committee based on the Company’s achievement of its performance goals for 2022. During the Transition Period, your outstanding equity awards (the “Equity Awards”) will continue to vest under the existing terms and conditions set forth in the Company’s 2018 Equity Incentive Plan and 2019 Equity Incentive Plan (together, each as amended from time to time, the “Equity Plans”), as applicable, and your applicable grant documents (the “Equity Documents”).

c. Termination. Nothing in this Agreement alters your employment at will status. Accordingly, during the Transition Period you are entitled to resign your employment with or without cause or advance notice, and the Company may terminate your employment with or without Cause (as defined below) or advance notice. If you resign your employment prior to May 15, 2023 for any reason, or if the Company terminates your employment with Cause at any time, then you will no longer be eligible for participation in any Company benefit plans, and you will not be entitled to the severance benefits specified in Sections 4 through 6 below or the Consulting Agreement specified in Section 7 below.

d. Definition of Cause. For purposes of this Agreement, “Cause” for termination will mean any one or more of the following: (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company (including violation of any provision or obligation under this Agreement); (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) your gross misconduct.

4. Severance Payment. If you timely sign this Agreement, allow it to become effective, comply with your obligations under this Agreement, including without limitation satisfactorily transitioning your duties during the Transition Period, and, on or after the Separation Date, timely sign and return the Separation Date Release attached hereto as Exhibit B (collectively, the “Severance Preconditions”), and allow the Separation Date Release to become effective, then the Company will pay you, as severance, regular payments based on your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings, for a period of twelve (12) months. Such payments shall be made on the Company’s regularly-scheduled payroll dates commencing on the first payroll period that occurs at least one week after the Effective Date (as defined in the Separation Date Release). If a release revocation period spans two calendar years, then any payments that are contingent on the Severance Preconditions shall commence in the second of the two years.

5. Equity Awards. Your rights to exercise or otherwise acquire any vested shares shall be governed and controlled by the applicable Equity Documents, as modified by Section 7 below. As an additional benefit under the Agreement, subject to satisfaction of the Severance Preconditions and provided that you comply with the terms of this Agreement through the end of the Consulting Period (as defined and set forth below), the Company will extend your time period to exercise any vested Equity Awards that are stock options for a period of twelve (12) months from the end of the Consulting Period (but in no event later than the final day of the original term of the stock option). However, in the event the Company terminates your consultancy during the Consulting Period pursuant to Section 7(g) below without Cause, the Company will extend your time period to exercise any vested Equity Awards that are stock options for a period of twelve (12) months from the later of May 15, 2024 or the end of the Consulting Period (but in no event later than the final day of the original term of the stock option). All terms, conditions and limitations applicable to the Equity Awards will continue to be governed by the applicable Equity Documents, subject to the provisions hereof. Note that due to this modification of the post-termination exercise period, by signing this Agreement any “incentive stock options” under Section 422 of the Internal Revenue Code that you hold will convert into “non-qualified stock options” upon this Agreement becoming effective, and by signing this Agreement, you acknowledge and agree to such change.

6. Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs (i.e. if the Separation Date occurs on March 25, 2023, your participation in the Company’s group health insurance plan will end on March 31, 2023). To the extent provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall pay directly to the carrier on your behalf the full amount of the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. Upon the conclusion of the COBRA Premium Period, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Premium Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (each such amount, a “COBRA Severance Payment”), such COBRA Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Premium Period. No further COBRA Severance Payments shall be made following the conclusion of the COBRA Premium Period.

7. Consulting Agreement. As part of this Agreement, and subject to your fulfillment of the Severance Preconditions, the Company agrees to engage you as a consultant, pursuant to the following terms and conditions (the “Consulting Relationship”):

a. Consulting Period. The Consulting Relationship will be deemed to have commenced on the Separation Date and will continue for twelve (12) months thereafter, unless terminated earlier pursuant to the terms below (the “Consulting Period”).

b. Consulting Services. You agree to provide consulting services at mutually agreeable times to the Company in any area of your expertise, including but not limited to general transition support on investor relations, corporate communications related matters and other assignments as requested by the Chief Executive Officer (the “Consulting Services”). You agree to make yourself available to the Company for Consulting Services for no more than an average of eight (8) hours per week for the duration of the Consulting Period. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as needed basis. You agree to exercise the highest degree of professionalism and utilize your expertise and talents in performing these services. When providing such services, you shall abide by the Company’s policies and procedures.

c. Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than your COBRA rights, you will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

d. Consideration for Consulting Services. During the Consulting Period, you will be eligible for the following consideration:

(i) Consulting Fees. During the Consulting Period, you will receive cash compensation for your Consulting Services at a mutually agreed upon hourly rate (the “Consulting Fees”), which rate must be agreed to in writing before you perform any Consulting Services. You will submit detailed invoices of your Consulting Services on a monthly basis, and the Company will provide payment of any owed Consulting Fees within thirty (30) days after receipt of such invoices. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report your Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due with regard to the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees (with the exception of the employer’s share of social security, if any). The Company encourages you to obtain professional advice from an advisor of your choice with respect to the tax treatment of, and any and all tax issues with respect to, the Consulting Fees.

(ii) Equity Awards. Because your service as an employee during the Transition Period and as a consultant during Consulting Period will be continuous, your separation of employment will not constitute a termination of service for purposes of your Equity Documents. Accordingly, vesting of your applicable Equity Awards will continue during the Consulting Period. In addition, in the event the Company terminates your consultancy during the Consulting Period pursuant to Section 7(g) below without Cause, there shall immediately vest that portion of your applicable Equity Awards that would have vested as if you had continued to remain a consultant of the Company for twelve (12) months from the Separation Date. All terms, conditions and limitations applicable to the Equity Awards will continue to be subject to the applicable Equity Documents, subject to the provisions hereof.

e. Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the authorization of the Company’s Chief Executive Officer. Further, except as part of your Consulting Services, you agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by the Company’s Chief Executive Officer to do so.

f. Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting

Services. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

g. Early Termination of Consulting Period. Without waiving any other rights or remedies, the Company has the immediate right to terminate the Consulting Relationship if the Company determines that you have breached this Agreement (including any breach of any of the representations, warranties or Consulting Service commitments made by you in this Agreement) or your continuing obligations owed to the Company (including, but not limited to, the Employee Confidential Information and Inventions Assignment Agreement). Additionally, you have the right to terminate the Consulting Relationship at any time and for any reason, upon thirty (30) days’ advance written notice to the Company.

h. Other Work Activities / Representations. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company, so long as such activities do not present a conflict of interest with the Company’s business, or interfere with your continuing obligations owed to the Company. In the event that it is unclear to you whether a particular activity would breach this commitment, you agree to contact the Company’s Chief Executive Officer to seek clarification. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business.

8. No Other Compensation or Benefits. You acknowledge and agree that you are not entitled to any severance or other benefits in connection with your employment separation, whether under that certain Amended Participation Agreement under the Severance Benefit Plan by and between you and the Company, dated March 12, 2019, as amended to date, your offer letter, dated February 11, 2019, as amended to date, or any other agreement between you and the Company, any Company policy, or otherwise, and to the extent you were eligible for any severance benefits, this Agreement hereby supersedes and extinguishes any such severance benefits. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options or vested restricted stock units.

9. Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

10. Return of Company Property. By the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition to your receipt of the consideration provided under this Agreement. Following your return of Company property pursuant to this Section, the Company may permit you to receive and/or use certain documents, equipment, and/or information reasonably necessary to perform the Consulting Services, all of which you shall return to the Company by the last day of the Consulting Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

12. Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry, or request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” You further acknowledge and agree that the obligations set forth in this section are not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period, eligibility for a consulting relationship and severance benefits you were not otherwise eligible to receive, and other consideration provided by the Company in this Agreement.

13. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

14. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

15. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16. Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company, the decision to terminate that employment, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended).

a. Release Acknowledgements. You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. You further acknowledge and agree that the release of claims in this Agreement is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period, eligibility for a consulting relationship and severance benefits you were not otherwise eligible to receive, and other consideration provided by the Company in this Agreement.

b. ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty- one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

c. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

d. Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.

17. Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

18. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked through the date you sign this Agreement, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

19. Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other promises, warranties, representations or agreements relating to the subject matter hereof, including that certain Amended Participation Agreement under the Severance Benefit Plan by and between you and the Company, dated March 12, 2019, as amended to date, and your offer letter, dated February 11, 2019, as amended to date. Amounts payable under this Agreement are intended to be exempt from (and if not so exempt, compliant with) Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder, and the terms of this Agreement shall be interpreted accordingly. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

[Signature page to follow]

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Chris Peetz
Chris Peetz
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Ian Clements, Ph.D.
Ian Clements, Ph.D.

January 7, 2023
Date

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

EXHIBIT B

SEPARATION DATE RELEASE

(to be signed and returned to the Company on or within twenty-one (21) days after the Separation Date)

In exchange for the severance benefits to be provided to me by Mirum Pharmaceuticals, Inc. (the “Company”) pursuant to that certain transition, separation and consulting letter agreement with the Company to which this Exhibit is attached (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the severance benefits to be provided to me pursuant to the Agreement upon satisfaction of the Severance Preconditions, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options or vested restricted stock units.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I have been advised, pursuant to California Government Code Section 12964.5(b)(4), that I have a right to consult an attorney regarding this Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Release prior to the end of the reasonable time period, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Effective Date”).

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. Further, I understand that nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

[Signature page to follow]

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED:

Ian Clements, Ph.D.

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